UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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INTERWOVEN, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

April 30, 2003

To Our Stockholders:

You are cordially invited to attend the 2003 Annual Meeting of Stockholders of Interwoven, Inc. to be held at Interwoven’s corporate headquarters located at 803 11th Avenue, Sunnyvale, California, on Thursday, June 5, 2003, at 1:30 p.m., local time.

The matters to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Please use this opportunity to take part in Interwoven’s affairs by voting on the business to come before this meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE PRIOR TO THE MEETING SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING. Your right to attend the meeting and to vote your shares in person is not forfeited by returning the Proxy.

We hope to see you at the meeting.

Sincerely,

Martin W. Brauns

Chairman, President and Chief Executive Officer

INTERWOVEN, INC.

803 11th AVENUE

SUNNYVALE, CALIFORNIA 94089

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2003 Annual Meeting of Stockholders of Interwoven, Inc. will be held at Interwoven’s corporate headquarters located at 803 11th Avenue, Sunnyvale, California, on Thursday, June 5, 2003, at 1:30 p.m., local time.

At the meeting, you will be asked to consider and vote upon the following matters:

1.	The election of two Class I directors, each to serve until the third annual meeting of stockholders following this meeting and until his successor has been elected and qualified or until his earlier resignation, death or removal. At the meeting, we intend to present the following nominees for election as Class I directors:

•	Martin W. Brauns

•	Anthony Zingale

2.	A proposal to ratify the selection of KPMG LLP as our independent accountants for 2003.

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on April 10, 2003 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

David M. Allen

Senior Vice President and Chief Financial Officer

Sunnyvale, California

April 30, 2003

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING.

INTERWOVEN, INC.

803 11th AVENUE

SUNNYVALE, CALIFORNIA 94089

PROXY STATEMENT

April 30, 2003

I.    INFORMATION ABOUT SOLICITATION AND VOTING

Our board of directors is soliciting your proxy for our 2003 annual meeting of stockholders. The meeting will be held at Interwoven’s corporate headquarters located at 803 11th Avenue, Sunnyvale, California, on Thursday, June 5, 2003 at 1:30 p.m., local time.

This proxy statement contains information related to proposals to be voted on at the meeting, the voting process, the compensation of directors and our most highly paid officers and certain other required information. Please read it carefully.

All proxies will be voted in accordance with the instructions specified on the proxy card. If no choice is specified, the proxies will be voted in favor of the board nominees and the proposal described in the attached Notice of Annual Meeting of Stockholders and this proxy statement. This proxy statement and the enclosed proxy card are first being mailed on or about April 30, 2003 to stockholders entitled to vote at the meeting.

We will pay the costs of soliciting proxies from stockholders. We will reimburse our transfer agent, American Stock Transfer & Trust Company, for its out-of-pocket expenses. We may also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding voting information to the beneficial owners. Our directors, officers and regular employees may solicit proxies on our behalf, without additional compensation, in person or by telephone.

II.    QUESTIONS AND ANSWERS

Q:	Who can vote at the meeting?

A:	The board of directors set April 10, 2003 as the record date for the meeting. All stockholders who owned our common stock on April 10, 2003 may attend and vote at the meeting. Each of these stockholders is entitled to one vote for each share of common stock held on all matters to be voted on. On April 10, 2003 there were 102,476,410 shares of our common stock outstanding.

Q:	How many votes do you need to hold the meeting?

A:	A majority of our outstanding shares as of the record date must be present at the meeting in order to hold the meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the meeting if you are present and vote in person at the meeting, or if you have properly submitted a proxy card.

Both abstentions and broker non-votes (described below) are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to vote with respect to the matter on which the broker has expressly not voted. Thus, broker non-votes will not affect the outcome of any of the matters being voted on at the meeting. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker does not receive voting instructions from the beneficial owner, and (2) the broker lacks discretionary voting power to vote such shares.

Q:	What shares that I own can be voted?

A:	You may vote all shares you owned as of the close of business on April 10, 2003. You may have held these shares directly in your name as the stockholder of record, or the shares may have been held for you as the beneficial owner through a broker, bank or other nominee.

Q:	What proposals will be voted on at the meeting?

A:	There are two proposals scheduled for a vote at the meeting. They are:

•	Proposal No. 1: To elect two Class I directors to our board of directors, each to serve for a term of three years or until his successor has been duly elected and qualified or until his earlier resignation or removal; and

•	Proposal No. 2: To ratify KPMG LLP as our independent accountants for our current fiscal year.

Q:	What is the vote requirement to approve each of the proposals?

A:	For the election of directors under the first proposal, the two individuals nominated for election to the board of directors at the meeting receiving the highest number of “FOR” votes will be elected. You may give each candidate one vote for each share you held on the record date. You may not vote your shares cumulatively. You may vote either “FOR” or “AGAINST” each nominee for the board of directors. If you sign your proxy card with no additional instructions, your shares will be counted as a “FOR” vote for each director nominee.

The second proposal requires the affirmative “FOR” vote by a majority of those shares present and entitled to vote at the meeting. You may vote “FOR,” “AGAINST” or “ABSTAIN” on proposal No. 2. If you abstain from voting on proposal No. 2, it will have no effect on the outcome of the vote. If you sign your proxy card with no additional instructions, your shares will be counted as a “FOR” vote. If you do not vote and you hold your shares in an account in your broker’s, bank’s or nominee’s name (this is called “street name”), your shares will not be counted in the tally of the number of shares cast “FOR,” “AGAINST” or “ABSTAIN” on any proposal where your broker does not have discretionary authority to vote. This will have the effect of reducing the number of shares needed to approve any of these items. However, these shares may be counted for the purpose of establishing a quorum for the meeting.

Q:	How can I vote my shares in person at the meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the meeting. If you choose to do so, please bring the enclosed proxy card and proof of identification to the meeting. If you hold your shares in street name, you must request a legal proxy from your broker, bank or nominee in order to vote at the meeting.

Q:	How can I vote my shares without attending the meeting?

A:	If you hold shares directly as a stockholder of record, you may vote your shares without attending the meeting by marking, signing and returning the enclosed proxy card in the enclosed postage prepaid envelope. Please refer to the summary instructions included on your proxy card.

If you hold your shares in street name, your broker, bank or nominee will include a voting instruction card. You may vote your shares by marking and signing your proxy card and following the instructions provided by your broker, bank or nominee and mailing it in the enclosed, postage prepaid envelope. Furthermore, the instructions provided by your broker, bank or nominee may also provide for voting using the telephone or over the Internet. If your broker, bank or nominee provides such an option and you wish to vote using the telephone or over the Internet, then follow the instructions provided by them. If you provide specific voting instructions, your shares will be voted as you have instructed.

Q:	How can I change my vote after I return my proxy?

A:	You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may do this by signing a new proxy card with a later date or by attending the meeting and voting in person. Attending the meeting will not revoke your proxy unless you specifically request it.

Q:	What is Interwoven’s voting recommendation?

A:	Our board of directors recommends that you vote your shares “FOR” each of the board nominees and “FOR” the other proposal described in this proxy statement.

Q:	Who tabulates the results of the meeting and when will the results be announced?

A:	The preliminary voting results will be announced at the meeting. The final results will be published in our quarterly report on Form 10-Q for the second quarter of 2003. Voting results are tabulated and certified by our transfer agent, American Stock Transfer & Trust Company.

*****

Assumptions

Unless otherwise indicated, all stock prices and amounts contained in this proxy statement reflect all stock splits effected prior to the date of the proxy statement, and the conversion of our preferred stock into common stock in October 1999.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board of directors is divided into three classes. Each class serves for three years, with the terms of office of the respective classes expiring in successive years. Directors in Class I will stand for election at this meeting. The terms of office of directors in Class II and Class III do not expire until the annual meetings of stockholders held in 2004 and 2005, respectively. The board of directors proposes that each of the Class I nominees named below, both of whom are currently serving as directors, be re-elected as a Class I director for a three-year term expiring at the 2006 annual meeting of stockholders and until such director’s successor is duly elected and qualified or until such director’s earlier resignation or removal. Shares represented by the accompanying proxy will be voted “FOR” the election of each of the two nominees named below, unless the proxy is marked to withhold authority so to vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder might determine. Each nominee has consented to being named in this proxy statement and to serve if elected.

Nominees to the Board

The nominees, and their ages, occupations and length of board service, are:

Name of Director	Age	Principal Occupation	Director Since
Martin W. Brauns	43	Chairman, President and Chief Executive Officer, Interwoven, Inc.	March 1998
Anthony Zingale (1)	47	Retired	April 2000

(1)	Compensation Committee member.

Martin W. Brauns has served as our Chairman since January 2002 and as our President and Chief Executive Officer since April 2003. He served as our President from March 1998 to January 2002, and as our Chief Executive Officer from March 1998 to July 2002. Prior to joining Interwoven, Mr. Brauns served as President and Chief Executive Officer of Sqribe Technologies, Inc., a software company, from July 1997 to November 1997. Mr. Brauns holds a Bachelor of Science in international business and a Master of Business Administration from San Jose State University.

Anthony Zingale retired in April 2001. From March 1998 to March 2000, Mr. Zingale served as President and Chief Executive Officer of Clarify, Inc., a supplier of front-office software and service solutions, and from March 2000 to March 2001, he served as President of the eBusiness Solutions Group of Nortel Networks, a telecommunications equipment company, following its acquisition of Clarify. From 1989 to December 1997, he served in various positions at Cadence Design Systems, Inc., an electronic design automation company, including most recently as Senior Vice President of World Wide Marketing. He currently serves on the boards of directors of Marimba, Inc., a provider of systems management solutions, and Mercury Interactive Corporation, a provider of performance management solutions. Mr. Zingale holds a Bachelor of Science in electrical and computer engineering and a Bachelor of Arts in business administration from the University of Cincinnati.

Continuing Directors

Name of Director	Age	Principal Occupation	Director Since
Ronald E.F. Codd (1)(2)	47	Independent Business Consultant	July 1999
Frank J. Fanzilli, Jr. (2)	45	Independent Business Consultant	July 2002
Kathryn C. Gould (2)	53	Managing Member, Foundation Capital	March 1998

(1)	Compensation Committee member.

(2)	Audit Committee member.

Ronald E.F. Codd has been an independent business consultant since April 2002. From January 1999 to April 2002, he served as President, Chief Executive Officer and a director of Momentum Business Applications, Inc., a software company, and from 1991 to December 1998, he served as Senior Vice President, Finance and Administration, Chief Financial Officer and Secretary of PeopleSoft, Inc., an enterprise software developer. Mr. Codd also serves on the boards of directors of Adept Technology, Inc., a robotics manufacturer, Intraware, Inc., a provider of business-to-business e-commerce services, and Virage, Inc., a video distribution software company. Mr. Codd holds a Bachelor of Science in accounting from the University of California at Berkeley and a Master of Management from the J.L. Kellogg Graduate School of Management (Northwestern University).

Frank J Fanzilli, Jr. has been an independent business consultant since June 2002. From 1985 to February 2002, Mr. Fanzilli served in various positions at Credit Suisse First Boston, an investment bank, including most recently as Managing Director and Chief Information Officer. Mr. Fanzilli also serves on the boards of directors of PeopleSoft, Inc., an enterprise software developer. Mr. Fanzilli holds a Bachelor of Science in management from Fairfield University and a Master of Business Administration in finance from New York University.

Kathryn C. Gould is a founder of Foundation Capital, a venture capital firm, and has been a managing member since December 1995. From 1989 to December 1995, Ms. Gould was a general partner of Merrill, Pickard, Anderson & Eyre, a venture capital firm. She also serves on the boards of directors of Eloquent, Inc., a web-based business-to-business communications software company, and Chordiant Software, Inc., a customer relationship management software company. Ms. Gould holds a Bachelor of Science in physics from the University of Toronto and a Master of Business Administration from the University of Chicago.

There are no family relationships among any of our directors or officers.

Board of Directors Meetings and Committees

Board of Directors.    During 2002, the Board met eight times, including telephone conference meetings. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board and of all committees of the Board on which such director served held during the period such director served.

Standing committees of the Board include an audit committee and a compensation committee. The Board does not have a nominating committee or a committee performing similar functions.

Audit Committee.    In June 2000, the Board adopted a written charter for its audit committee. A copy of the audit committee charter is available upon written request from our investor relations department or by referring to our definitive proxy statement filed with the SEC on April 26, 2001, which is available at www.sec.gov. The report of the audit committee for 2002 is included in this proxy statement. In 2002, the audit committee originally consisted of Messrs. Codd, Thompson and Zingale. In June 2002 Ms. Gould replaced Mr. Thompson as a member of the audit committee and in October 2002, Mr. Fanzilli replaced Mr. Zingale as a member of the audit committee. The audit committee met four times in 2002. In discharging its duties, the audit committee:

•	meets independently and together with our independent accountants and our financial and senior management, to review the adequacy of our internal control systems and financial reporting procedures;

•	reviews the general scope of our annual audit and the fees charged by the independent accountants;

•	reviews and monitors the performance of non-audit services by our accountants;

•	selects, and recommends to the Board for approval, our independent accountants; and

•	reviews the fairness of any proposed transaction between Interwoven and any officer, director or other of our affiliates and performs such other functions as may be required by any stock market upon which our common stock may be listed.

Compensation Committee.    In 2002, the compensation committee originally consisted of Ms. Gould and Mr. Zingale. In June 2002, Mr. Codd replaced Ms. Gould as a member of the compensation committee. The compensation committee met three times during 2002. The compensation committee recommends compensation for our officers and employees, grants (or delegates authority to grant) options and stock awards under the our employee benefit plans, and reviews and recommends adoption of and amendments to stock option and employee benefit plans.

Director Compensation

Our directors receive no cash compensation for their services as directors but are reimbursed for their reasonable expenses in attending Board and committee meetings.

Under the 1999 Equity Incentive Plan, each director who is not our employee is automatically granted an option to purchase 40,000 shares of common stock under this plan when he or she first becomes a member of the Board. Subsequently, each non-employee director is automatically granted an additional option to purchase 20,000 shares of common stock under this plan following each annual meeting of stockholders, if the director has served continuously as a member of the Board for at least one year. Each option granted to directors under the 1999 Equity Incentive Plan has a 10-year term and terminates three months following the date the director ceases to be one of our directors or consultants or 12 months following the date if the termination is due to death or disability. All options granted to directors under this plan are fully vested and immediately exercisable as of the date of grant.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION

OF EACH OF THE NOMINATED DIRECTORS.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

The audit committee has selected KPMG LLP as our independent accountants to perform the audit of our financial statements for 2003, and the stockholders are being asked to ratify such selection. Although Interwoven is not required to seek stockholder approval of this appointment, we believe it is sound corporate practice to do so. If our stockholders do not ratify this appointment, the audit committee will investigate the reasons for stockholder rejection and will reconsider the appointment. KPMG LLP has been engaged as our independent accountants since April 2001. Representatives of KPMG LLP will be present at the meeting, will have the opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.

Audit Fees

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of Interwoven’s annual financial statements for 2002, and fees billed for other services rendered by KPMG LLP:

Audit Fees—Fees for the audit of Interwoven’s 2002 financial statements and review of 2002 quarterly consolidated financial statements	$300,000
Audit Related Fees	$5,000
All Other Fees	$48,903

The Audit Committee believes that the services rendered beside the captions “All Other Fees” and “Audit Related Fees” were compatible with maintaining KPMG LLP’s independence.

THE BOARD RECOMMENDS A VOTE FOR THE

RATIFICATION OF THE SELECTION OF KPMG LLP.

SECURITY OWNERSHIP OF

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of Interwoven common stock, as of March 31, 2003, by each stockholder known by us to be the beneficial owner of more than 5% of our common stock, each director and director nominee, each Named Executive Officer set forth in the Summary Compensation Table below, and all directors and executive officers as a group.

The percentage of shares beneficially owned is based on 102,511,493 shares of common stock outstanding as of March 31, 2003. Unless indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options and warrants that are currently exercisable or exercisable within 60 days of March 31, 2003 are deemed to be outstanding for the purposes of calculating the amount of beneficial ownership of that person, and for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner	Amount of Beneficial Ownership	Shares Issuable Under Options Exercisable Within 60 Days	Aggregate Percentage
David A. Rocker (1) 45 Rockefeller Plaza, Suite 1759 New York, New York 10111	9,965,787	—	9.7%
Martin W. Brauns (2)	3,796,770	—	3.7
Jack S. Jia (3)	1,004,854	377,189	*
John W. Van Siclen (4)	857,311	857,311	*
David M. Allen	652,937	314,273	*
Kathryn C. Gould	279,256	110,000	*
Anthony Zingale	139,400	120,000	*
Ronald E.F. Codd	112,520	102,000	*
Steven J. Martello	54,165	54,165	*
Frank J. Fanzilli, Jr.	40,000	40,000	*
Thor R. Culverhouse (5)	—	—	*
All 12 directors and executive officers as a group (6)	7,246,796	2,144,523	6.9

*	Less than 1%.

(1)	Number of shares beneficially owned is determined solely from information reported on Schedule 13G on or before February 13, 2003.

(2)	Includes 3,796,770 shares held of record by Martin W. Brauns and Margaret R. Brauns, trustees U/D/T 1/9/95. Mr. Brauns was appointed Chief Executive Officer in April 2003.

(3)	Includes 6,667 shares that are subject to our lapsing right to repurchase those shares upon termination of Mr. Jia’s employment, and 4,000 shares held by family members, as to which Mr. Jia disclaims beneficial ownership.

(4)	Mr. Van Siclen ceased serving as President, Chief Executive Officer and a director in March 2003.

(5)	Mr. Culverhouse ceased serving as Senior Vice President of Worldwide Sales in April 2003.

(6)	Includes 139,998 shares of common stock and options exercisable for 169,585 shares of common stock within 60 days of March 31, 2003 held by executive officers not listed above.

EXECUTIVE COMPENSATION

The following Summary Compensation Table sets forth the compensation awarded, earned or paid for services rendered in all capacities to Interwoven and its subsidiaries during each of 2000, 2001 and 2002 to each individual who served as our Chief Executive Officer during 2002 and the four other most highly compensated executive officers who were serving as executive officers at the end of 2002 (the “Named Executive Officers”). This information includes the dollar values of base salaries and bonus awards, the number of shares subject to stock options granted and certain other compensation, if any, whether paid or deferred. We do not grant stock appreciation rights and have no long-term compensation benefits other than stock options.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus		Securities Underlying Options
Martin W. Brauns (1) President, Chief Executive Officer and Chairman	2002 2001 2000	$264,430 272,500 275,000	$	— 175,000 350,000	500,000 600,000 1,000,000

John W. Van Siclen (2) Former President and Chief Executive Officer	2002 2001 2000	$274,054 182,083 156,646		$30,000 90,000 100,000	1,000,000 405,000 600,000	(3)

Steven J. Martello Senior Vice President Customer Services	2002 2001 2000	$155,965 — —		$52,482 — —	200,000 — —

Thor R. Culverhouse (4) Former Senior Vice President of World Wide Sales	2002 2001 2000	$132,483 — —		$62,500 — —	250,000 — —

Jack S. Jia Senior Vice President and Chief Technology Officer	2002 2001 2000	$177,500 157,438 139,500	$	— 65,000 158,000	160,000 45,000 450,000	(3)

David M. Allen Senior Vice President and Chief Financial Officer	2002 2001 2000	$175,000 166,979 159,250	$	— 60,000 100,000	350,000 45,000 310,000	(3)

(1)	Mr. Brauns served as Chief Executive Officer until July 2002, when Mr. Van Siclen was promoted to Chief Executive Officer, and has served as our President and Chief Executive Officer since Mr. Van Siclen’s resignation in March 2003. Mr. Brauns’ 2002 stock option terminated unexercised in January 2003.

(2)	Mr. Van Siclen ceased serving as President, Chief Executive Officer and a director in March 2003.

(3)	Includes options granted in connection with Interwoven’s option exchange program on April 20, 2001.

(4)	Mr. Culverhouse ceased serving as Senior Vice President of Worldwide Sales in April 2003.

The following Option Grants in 2002 table sets forth further information regarding option grants to each of the Named Executive Officers pursuant to the 1999 Equity Incentive Plan and the 2000 Stock Incentive Plan during 2002. All options granted under the 1999 Equity Incentive Plan and 2000 Stock Incentive Plan in 2000 are exercisable as they vest and are either incentive stock options or nonqualified stock options. These options generally vest as to 25% of the shares on the first anniversary of the date of grant and the remainder vest ratably over a 36-month period thereafter. We have also granted incentive stock options and nonqualified stock options that do not contain vesting terms or contain vesting terms that are negotiated between the optionee and us.

Options expire ten years from the first date of employment. Options were granted at an exercise price equal to the fair market value of our common stock, as determined by our board of directors, on the date of grant. In 2002, we granted to our employees and consultants options to purchase a total of 9,020,311 shares of our common stock.

In accordance with the SEC rules, the following table sets forth the hypothetical gains or “option spreads” that would exist for the options at the end of their respective ten-year terms. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted to the end of the option term. The potential realizable values at 5% and 10% appreciation are calculated by assuming that the value of the shares appreciates at the indicated rate for the entire term of the options and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. The 5% and 10% assumed annual compound rates of stock price appreciation are mandated by SEC rules and do not represent our estimate or projection of future common stock prices or values. The potential realizable values shown in this table may never be realized.

Option Grants in 2002

	Number of Securities Underlying Options Granted	Percentage of Total Options Granted to Employees in 2002	Exercise Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name					5%	10%
Martin W. Brauns (1)	500,000	5.6%	$6.27	2/28/2012	$—	$—
John W. Van Siclen (2)	300,000 700,000	3.3 7.8	6.27 2.40	2/28/2012 7/11/2012	1,183,770 1,057,641	3,000,378 2,680,902
Steven J. Martello	200,000	2.2	4.22	4/30/2012	531,338	1,346,834
Thor R. Culverhouse (3)	250,000	2.8	2.40	7/11/2012	377,729	957,465
Jack S. Jia	100,000 60,000	1.1 0.7	6.27 3.40	2/28/2012 5/7/2012	394,590 128,428	1,000,126 325,538
David M. Allen	150,000 200,000	1.7 2.2	6.27 2.40	2/28/2012 7/11/2012	591,885 302,183	1,500,189 765,972

(1)	Mr. Brauns served as Chief Executive Officer until July 2002, when Mr. Van Siclen was promoted to Chief Executive Officer, and has served as our Chief Executive Officer since Mr. Van Siclen’s resignation in March 2003. Mr. Brauns’ 2002 stock option terminated unexercised in January 2003.

(2)	Mr. Van Siclen ceased serving as President, Chief Executive Officer and a director in March 2003.

(3)	Mr. Culverhouse ceased serving as Senior Vice President of Worldwide Sales in April 2003.

The following Aggregate Option Exercises in 2002 and Year End Values table presents the number of shares acquired and the value realized upon exercise of stock options during 2002 and the number of shares of common stock subject to “exercisable” and “unexercisable” stock options held as of December 31, 2002 by each of the Named Executive Officers. Also presented are values of “in-the-money” options, which represent the positive difference between the exercise price of each outstanding stock option and the closing price of our common stock as reported on the NASDAQ National Market on December 31, 2002, the last day of trading for 2002, which was $2.60. Unless otherwise indicated below, our options generally become exercisable and vest as to 25% of the shares on the first anniversary of the date of grant and the remainder vest ratably over a 36-month period thereafter. The value of “in-the-money options” shown in this table may never be realized.

Aggregate Option Exercises in 2002 and Year-End Values

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Year-End(1)		Value of Unexercised In-the-Money Options at Year-End(1)
Name			Exercisable	Unexercisable(2)	Exercisable	Unexercisable(3)
Martin W. Brauns	—	$—	—	—	$—	$—
John W. Van Siclen	—	—	587,210	700,000	—	140,000
David M. Allen	—	—	275,001	426,665	—	156,782
Jack S. Jia	—	—	301,805	316,251	—	11,526
Steven J. Martello	—	—	—	200,000	—	—
Thor R. Culverhouse	—	—	—	250,000	—	50,000

(1)	The columns captioned “exercisable” and “unexercisable” include shares that are subject to our right to repurchase upon termination of the officer’s employment.

(2)	Includes 46,666 and 13,056 shares subject to our repurchase right with respect to Messrs. Allen and Jia, respectively.

(3)	Includes $116,782 and $11,526 vested shares that are subject to our repurchase rights that are held by Messrs. Allen and Jia, respectively.

EQUITY COMPENSATION PLAN INFORMATION

We maintain the 1996 Stock Option Plan, 1998 Stock Option Plan, 1999 Equity Incentive Plan and the 1999 Employee Stock Purchase Plan, each of which was approved by our stockholders, and the 2000 Stock Incentive Plan, which was not subject to stockholder approval. The following table presents information as of December 31, 2002 with respect to compensation plans under which shares of our common stock may be issued.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	17,241,818	$11.84	12,459,564	(2)
Equity compensation plans not approved by security holders (3)	8,670,850	10.02	3,280,517

Total	25,912,668	$11.23	15,740,081

(1)	Excludes purchase rights accruing under the 1999 Employee Stock Purchase Plan.

(2)	Includes 7,818,253 shares that remain available for purchase under the 1999 Employee Stock Purchase Plan. The 1999 Employee Stock Purchase Plan incorporates an evergreen formula pursuant to which on January 1 of each year, the aggregate number of shares reserved for issuance under this plan will increase by a number of shares equal to 1% of the outstanding shares on December 31 of the preceding year.

(3)	Excludes information for options assumed by Interwoven in connection with acquisitions of companies. As of December 31, 2002, a total of 92,012 shares of our common stock were issuable upon exercise of outstanding options assumed in those acquisitions. The weighted average exercise price of those outstanding options was $1.94 per share. No additional options may be granted under the plan pursuant to which these options were assumed.

Summary Description of Non-Stockholder Approved Plans

2000 Stock Incentive Plan.    In May 2000, the Board adopted the 2000 Stock Incentive Plan. This plan has not been approved by stockholders. The Board reserved 12,000,000 shares (as adjusted for stock splits, combinations and other similar events) of common stock for issuance thereunder. Options and restricted stock may be granted or issued under this plan to employees, officers, directors, consultants, independent contractors and advisors; however, aggregate awards to officers may not exceed 40% of the aggregate number of shares that have been reserved for grant, and the aggregate number of restricted stock awards to officers may not exceed 40% of the aggregate number of shares issued as restricted stock awards made under this plan. Only nonstatutory stock options are available for grant under the 2000 Stock Incentive Plan. Options may be granted for periods of up to ten years at a price per share no less than par value of the shares on the date of grant. Restricted stock awards may be granted at a price per share no less than par value of the shares on the day of grant. Options generally vest as to 25% of the shares on the first anniversary of the date of grant and the remainder vest ratably over a 36-month period thereafter. Restricted stock awarded to participants under this plan is generally subject to our lapsing right to repurchase those shares upon termination of the participant’s employment, which right generally lapses over a four-year period. In general, in the event a participant’ employment or services with us terminates prior to the expiration date of the option or our repurchase right completely lapses, the participant’s option may thereafter be exercised (to the extent vested on the date of termination) for up to 12 months (in the case of death or disability) or 90 days, or the participant’s shares may thereafter be repurchased (to the extent our repurchase right has not lapsed on the date of termination) for up to 90 days, as the case may be. If Interwoven is acquired and the acquiring company does not assume, replace or substitute the outstanding awards under this plan, these awards will terminate to the extent unexercised or unvested at the time the acquisition closed.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In fiscal 2002, the compensation committee originally consisted of Ms. Gould and Mr. Zingale. In June 2002, Mr. Codd replaced Ms. Gould as a member of the compensation committee. No member of the compensation committee had a relationship during fiscal 2002 that would constitute an interlocking relationship with executive officers or directors of another entity.

*****

The following pages contain a report issued by our Compensation Committee relating to executive compensation for fiscal 2002, a chart titled “Company Stock Price Performance,” and a report issued by our Audit Committee relating to its review of our financial statements, procedures and practices. Stockholders should be aware that under SEC rules, the Report On Executive Compensation, the Stock Price Performance chart and the Report of the Audit Committee are not considered “filed” with the SEC under the Securities Exchange Act of 1934, and are not incorporated by reference in any past or future filing by Interwoven under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless these sections are specifically referenced.

REPORT ON EXECUTIVE COMPENSATION

The compensation committee makes decisions about senior executive compensation, including stock option grants. The committee is comprised of two independent non-employee directors, neither of whom has any interlocking relationships as defined by the SEC, and is responsible for approving and reporting to the Board on elements of compensation for executive officers. In 2002, the committee originally consisted of Ms. Gould and Mr. Zingale. In June 2002, Mr. Codd replaced Ms. Gould as a member of the committee. Messrs. Brauns and Van Siclen, each of whom served as Interwoven’s CEO during 2002, did not participate in discussions by the Board or the committee with respect to their compensation.

General Compensation Policy and Philosophy

The committee acts on behalf of the board of directors to establish Interwoven’s general employee compensation policies. Base salary levels and target bonuses for the CEO and other executive officers and key employees are typically reviewed by the committee near the beginning of each year. The committee also oversees the administration of Interwoven’s incentive and equity plans, including the 1999 Equity Incentive Plan, the 1999 Employee Stock Purchase Plan and the 2000 Stock Incentive Plan.

The general philosophy behind the Committee’s executive compensation recommendations and awards is to relate compensation directly to corporate performance, and:

•	Pay for performance by linking compensation to the achievement of short-term and long-term goals and objectives;

•	Attract, retain and motivate high caliber executive officers and other key employees; and

•	Align the interests of executive officers and other key employees with stockholders through the use of stock-based compensation plans.

We relate a portion of each individual’s total compensation to company-wide revenue and profit objectives, as well as individual objectives that are established at the beginning of the year. Cash compensation includes base salary and potential cash bonuses. Stock options are granted to create long-term equity incentives for Interwoven’s executive officers, and such stock options have future value only if the price of Interwoven’s common stock increases above the grant price and the executive remains with Interwoven for the period required for the options to vest. In establishing compensation for executive officers other than Interwoven’s CEO, we review and give considerable weight to, the recommendations of Interwoven’s CEO.

In 2002, we determined base salaries, incentive compensation and stock option grants for executive officers based on our own experience and understanding of prevailing compensation practices among high-technology companies with whom Interwoven competes for executive talent. We compared the compensation of the executive officers with compensation of executives holding comparable positions at comparable companies to determine base salary, target bonuses and target total cash compensation. Each executive officer’s performance for the past year and objectives for the coming year were reviewed, together with that person’s responsibility level and company-wide performance objectives, and performance targets were set for 2002.

Executive Compensation

Base Compensation.    In January 2002, we considered and approved a 2002 base salary level for each executive officer.

Incentive Compensation.    Cash bonuses were awarded to the extent that an executive officer achieved predetermined individual objectives and/or Interwoven met financial objectives set by the committee at the beginning of the year. The CEO’s judgment of other executives’ performance was a factor in determining whether those individual objectives were satisfied. Performance is measured at the end of the year. For 2002, up to 100% of individual executives’ bonus compensation depended on company-wide revenues and profits achieving specified targets, with the balance, if any, based on individual objectives that were set for each individual executive. In 2002, Interwoven met some of these financial performance goals. As a result, the bonuses paid to the CEO and other executives were 13% of the aggregate target established at the inception of the year.

Stock Options.    Stock options are an essential element of our executive compensation packages. We believe that equity-based compensation in the form of stock options links the interests of management and stockholders by focusing employees and management on increasing stockholder value. The actual value of such equity-based compensation depends entirely on appreciation of the common stock. Almost all of Interwoven’s full-time employees participate in its equity compensation plans.

In 2002, we granted stock options to aid in the retention of executive officers and to align their interests with those of the stockholders. The stock options generally become exercisable over a four-year period and are granted at a price that is equal to the fair market value of Interwoven’s common stock on the date of grant. In some cases, to create appropriate incentives for an executive officer, we grant stock options with additional vesting benefits in the event of termination of employment in connection with a change in control of Interwoven. Stock options typically are granted to executive officers when the executive first joins Interwoven, or in connection with a significant change in responsibilities, or occasionally to achieve equity within a peer group. In our discretion, we may also grant stock options to executives to provide greater incentives to continue their employment with Interwoven and to strive to increase the value of its common stock, or for other reasons. The number of shares subject to each stock option granted is within our discretion and is based on anticipated future contribution and ability to affect corporate or business unit results, past performance or consistency within the executive’s peer group. In 2002, as part of an annual review of the stock options held by Interwoven’s executive officers and managers, we considered these factors, as well as the number of options held by those executive officers as of the date of grant that remained unvested. During 2002, executive officers were granted options to purchase 2,640,000 shares of common stock.

For 2003, we plan to consider granting options under the 1999 Equity Incentive Plan to executive officers based on the factors described above, with particular attention to the executive officer’s performance, position and level of responsibility, the executive officer’s existing equity holdings and the extent to which they have vested, the potential reward to the executive officer if the value of our common stock appreciates in the public market and the competitiveness of the executive officer’s overall compensation package.

Company Performance and CEO Compensation.    The 2002 annual base salary for Mr. Brauns and Mr. Van Siclen, each of whom served as Interwoven’s CEO during a portion of 2002, were generally determined in accordance with the compensation philosophy and practices as outlined above. The 2002 annual base salary for Mr. Van Siclen, Interwoven’s former CEO, was increased from $275,000 (which salary reflected a prior increase from his salary of $182,083 in 2001) to $300,000 in connection with his promotion to CEO in July 2002. In recognition of Mr. Van Siclen’s performance during the first half of 2002 as Interwoven’s President and COO (prior to his promotion to CEO), we awarded Mr. Van Siclen a bonus of $30,000. In connection with Mr. Van Siclen’s promotion to CEO, we set his target bonus for the remainder of 2002 at $150,000. We based this incentive compensation upon Mr. Van Siclen achieving corporate financial objectives, including meeting or exceeding fiscal 2002 revenue and earnings per share targets that we established prior to his promotion. Based upon the criteria set forth above, we did not award Mr. Van Siclen a bonus for his performance as CEO in 2002. In July 2002, in connection with his promotion to CEO, we granted Mr. Van Siclen an option to purchase 700,000 shares of common stock vesting over four years, with accelerated vesting in the event he is terminated in connection with a change in control of Interwoven. In granting these options, we reviewed Mr. Van Siclen’s existing equity holdings, their value as an incentive for future performance and the extent to which they had vested, and compared his equity holdings with the equity holdings of CEOs at comparable companies. This grant supplemented an option to purchase 300,000 shares of common stock that was granted to him in January 2002 in connection with his promotion to President.

In January 2002, Mr. Brauns’ annual base salary was increased to $300,000 from his prior annual base salary of $275,000 during 2001. Mr. Brauns served as the CEO through early July 2002, at which time he resigned from that position, although he continued in the capacity of executive Chairman through October 2002 through which time Mr. Brauns continued to receive his annual base salary. Accordingly, Mr. Brauns earned $264,430 in base salary during 2002. Consistent with the criteria set forth above and the Company’s performance, Mr. Brauns received no bonus for his performance as CEO in 2002. In January 2002, we granted Mr. Brauns an option to purchase 500,000 shares of common stock vesting over four years. In granting these options, we reviewed Mr. Brauns’ existing equity holdings, their value as an incentive for future performance and the extent to which they had vested.

Compliance with Section 162(m) of the Internal Revenue Code.    Interwoven intended to comply with the requirements of Section 162(m) of the Internal Revenue Code for 2002. The 1999 Equity Incentive Plan is already in compliance with Section 162(m) because it limits stock awards to named executive officers. Interwoven does not expect cash compensation for 2003 to any of its executive officers to be in excess of $1 million, and consequently we do not expect to be affected by the requirements of Section 162(m).

COMPENSATION COMMITTEE:

Ronald E.F. Codd

Anthony Zingale

COMPANY STOCK PRICE PERFORMANCE

The graph below compares the cumulative total stockholder return on our common stock from October 7, 1999 (the effective date of our registration statement with respect to our initial public offering) to December 31, 2002 with the cumulative total return on the NASDAQ Stock Market (U.S.) Index, the JP Morgan H&Q Internet 100 Index and the RDG Internet Index over the same period. As the JP Morgan H&Q Internet 100 Index, against which we historically gauged the performance of our common stock, is no longer active, we added the RDG Composite Index. The graph assumes the investment of $100 in our common stock and in each of the other indices on the date of our initial public offering, and reinvestment of all dividends.

The comparisons in the graph below are based on historical data and are not intended to forecast the possible future performance of our common stock.

COMPARISON OF 39 MONTH CUMULATIVE TOTAL RETURN*

AMONG INTERWOVEN, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX,

THE JP MORGAN H&Q INTERNET 100 INDEX AND THE RDG INTERNET INDEX

	Interwoven, Inc.		Nasdaq Stock Market (U.S.)		JP Morgan H&Q Internet 100		RDG Internet
	Market Price	Investment Value	Index	Investment Value	Index	Investment Value	Index	Investment Value
10/08/1999	$4.25	$100.00	$922.87	$100.00	$471.52	$100.00	$1,079.18	$100.00
12/31/1999	30.41	715.44	1,363.30	147.72	912.76	193.58	1,782.44	165.17
12/31/2000	32.97	775.74	822.53	89.13	351.30	74.48	1,037.94	96.18
12/31/2001	9.74	229.18	652.51	70.70	225.98	47.93	641.38	59.43
12/31/2002	2.60	61.18	451.11	48.88	—	—	423.18	39.21

REPORT OF THE AUDIT COMMITTEE

The Audit Committee’s purpose is to assist the Board of Directors in its oversight of Interwoven’s financial accounting, reporting and controls. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are “independent” as required by applicable listing standards of the NASDAQ National Market. The Audit Committee operates pursuant to a charter approved by the Board of Directors in June 2000. A copy of the current charter is available upon written request from Interwoven or by referring to Interwoven’s definitive 2001 proxy statement on file with the SEC, which is available at www.sec.gov. The Audit Committee held four meetings during 2002.

Management is responsible for the preparation, presentation and integrity of Interwoven’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Interwoven’s independent accountants, KPMG LLP, are responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

The Audit Committee discussed with Interwoven’s independent accountants the overall scope and plans for its audit. The Audit Committee meets with the internal and independent accountants, with and without management present, to discuss the results of their examinations, their evaluations of Interwoven’s internal controls and the overall quality of Interwoven’s accounting and financial reporting. Following the completion of the annual audit, the Audit Committee reviewed and discussed the audited financial statements with management and the independent accountants. The Audit Committee also discussed with the independent accountants their judgments as to the substance and clarity, not just the acceptability, of the Company’s accounting principles and financial statement disclosures.

In performing its oversight role, the Audit Committee discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement on Auditing Standards No. 90, the Audit Committee Communications. The committee received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with them their independence. The committee also considered whether the provision of non-audit services by the independent accountants is compatible with maintaining the accountants’ independence and has discussed with the accountants the impact, if any, of these services on the accountants’ independence.

Based on the reports, activities and discussions described in this report, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and be filed with the SEC. The Audit Committee and the Board of Directors also selected, subject to stockholder approval, KPMG LLP as Interwoven’s independent accountants for 2003.

AUDIT COMMITTEE:

Ronald E.F. Codd

Frank Fanzilli

Kathryn C. Gould

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

From January 1, 2002 to the present, there have been no transactions, and there are currently no proposed transactions, in which the amount involved exceeds $60,000 to which we or any of our subsidiaries was (or is to be) a party and in which any executive officer, director, 5% beneficial owner of our common stock or member of the immediate family of any of the foregoing persons had (or will have) a direct or indirect material interest, except for payments set forth under “Executive Compensation” above and the transactions described below.

Employment Contracts with Management

Mr. Brauns, our President and Chief Executive Officer, entered into an employment agreement with us in February 1998. This agreement established Mr. Brauns’ initial annual salary of $250,000 and eligibility for benefits and bonuses tied to our revenues. This agreement also provided for his election to the Board of Directors as a condition of employment. This agreement was terminated in connection with Mr. Brauns resignation as Chief Executive Officer in July 2002. If Mr. Brauns’ employment had been terminated by us for cause or if he voluntarily elected to terminate his employment, we would have been obligated to pay his salary and other benefits through the date of his termination. If his employment had been terminated by us without cause of if he had terminated his employment under some circumstances, we would have been obligated to pay his benefits through the date of his termination and his salary for up to 12 additional months after such date, unless Mr. Brauns was employed full-time by another employer.

Under this agreement, Mr. Brauns agreed to purchase 5,333,332 shares of common stock at an exercise price of $0.045 per share. The shares purchased by Mr. Brauns were subject to our right to repurchase the shares upon termination of his employment prior to March 2002. Our repurchase right would also have expired as to all of the shares in the event that we merged or consolidated with another entity or sold substantially all of our assets. In connection with this stock purchase, we agreed to loan Mr. Brauns the entire purchase price. This loan was repaid in full in 2000.

Mr. Allen’s offer letter, dated February 12, 1999, provides for an initial annual salary of $140,000 commencing on March 3, 1999 and eligibility for an incentive bonus of $35,000. The offer letter also provides for reimbursement for relocation expenses. Mr. Allen received options to purchase 746,664 shares of our common stock at an exercise price of $0.0975 per share under the 1998 Stock Option Plan, of which options to purchase 186,668 shares vested on March 3, 2000 and the remainder vested ratably over a 36-month period thereafter. Any unvested portion of these options would have vested entirely if we sell the company. Mr. Allen’s employment is at will and may be terminated at any time, with or without formal cause.

The offer letter of our former Senior Vice President of Worldwide Sales, Mr. Culverhouse, dated June 10, 2002, provided for an annual salary of $250,000 effective July 2, 2002 and eligibility for an incentive bonus of up to $200,000 and other bonuses tied to our revenues. Mr. Culverhouse received options to purchase 250,000 shares of our common stock at an exercise price of $2.40 per share under the 1999 Equity Incentive Plan, of which options to purchase 62,500 shares would vest on July 12, 2003 and the remainder would vest ratably over a 36-month period thereafter. Mr. Culverhouse’s employment was at will and could have been terminated at any time, with or without formal cause. On April 2, 2003, in connection with his resignation, Mr. Culverhouse entered into an agreement with us under which he received a lump sum severance payment of $300,000 and continuation of certain standard employee benefits for two months.

Mr. Jia’s offer letter, dated January 6, 1997, provides for an initial annual salary of $70,000 commencing January 27, 1997. Mr. Jia received options to purchase 240,000 shares of our common stock at an exercise price of $0.0225 per share under the 1996 Stock Option Plan, of which options to purchase 60,000 shares vested on January 28, 1998 and the remainder vested ratably over a 36-month period thereafter. Mr. Jia’s employment is at will and may be terminated at any time, with or without formal cause.

Mr. Martello’s offer letter, dated April 10, 2002, provides for an annual salary of $225,000 effective  April 22, 2002 and eligibility for an incentive bonus of up to $100,000. Mr. Martello received options to purchase 200,000 shares of our common stock at an exercise price of $4.22 per share under the 1999 Equity Incentive Plan, of which options to purchase 50,000 shares will vest on May 1, 2003 and the remainder will vest ratably over a 36-month period thereafter. Mr. Martello’s employment is at will and may be terminated at any time, with or without formal cause.

The offer letter of our former Chief Executive Officer, Mr. Van Siclen, dated December 17, 1999, provided for an annual salary of $150,000 and eligibility for an incentive bonus of up to $90,000. Mr. Van Siclen received options to purchase 280,000 shares of our common stock at an exercise price of $30.41 per share, and an option to purchase an additional 136,000 shares at a purchase price of $25.85 per share. Mr. Van Siclen’s offer letter also called for 12 additional monthly grants of options to purchase 20,000 shares at the then-current fair market value, which Mr. Van Siclen could have elected to receive in a single option grant. All such options were granted under the 1999 Equity Incentive Plan. Options to purchase 104,000 shares would vest on the first anniversary of the grant date and the remainder would vest ratably over the 36-month period thereafter. Mr. Van Siclen’s employment was at will and could have been terminated at any time, with or without formal cause.

Change in Control Agreements

On September 30, 2002 we amended the option agreements of Messrs. Culverhouse (250,000 shares), Jia (60,000 shares), Martello (200,000 shares) and an officer who is not a Named Executive Officer, to include vesting acceleration of fifty percent of the unvested shares in the event Interwoven is acquired and his employment is terminated without cause within one year following the closing of the acquisition. Another executive officer, who is not a Named Executive Officer and is no longer employed by Interwoven, was granted an option with these same vesting acceleration benefits in connection with the commencement of his employment with us. Please also refer to the description of Messrs. Brauns’ and Allen’s employment arrangements above.

Business with Credit Suisse First Boston

Frank J. Fanzilli, Jr., who became one of our directors in July 2002, was an executive officer of Credit Suisse First Boston through February 2002. In 2002, Credit Suisse First Boston purchased products and services from us and was responsible for managing approximately $60,000,000 of our cash, cash equivalents and investments. We believe that the purchase price paid to us by Credit Suisse First Boston, the management fees paid to Credit Suisse First Boston by us, and the transactions related to these payments, were on terms no more favorable than those with unrelated parties, and that Mr. Fanzilli has not had and will not have a direct or indirect material interest in these transactions.

Indemnification Agreements

We have entered into Indemnification Agreements with each of our directors and executive officers. These agreements and our certificate of incorporation and bylaws require us to indemnify these directors and officers to the fullest extent permitted by Delaware law.

STOCKHOLDER PROPOSALS

In order for a stockholder proposal or nomination to be considered for inclusion in Interwoven’s proxy statement for next year’s annual meeting of stockholders, the written proposal or nomination must be received by Interwoven no later than December 31, 2003. Such proposals and nominations will need to comply with the SEC’s regulations regarding the inclusion of stockholder proposals and nominations in Interwoven’s sponsored proxy materials. In order for a stockholder proposal or nomination to be raised from the floor during next year’s annual meeting of stockholders, written notice must be received by Interwoven at our principal executive offices not later than April 6, 2004 and not earlier than March 7, 2004, and must contain the information specified by our bylaws. If this notice is not timely then the nomination or proposal will not be considered at the 2004 Annual Meeting of Stockholders.

COMPLIANCE UNDER SECTION 16(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16 of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of the our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements were met during 2002, except as follows: Rene White, our former Senior Vice President of Marketing, filed one late report covering one transaction.

OTHER BUSINESS

The Board does not presently intend to bring any other business before the meeting, and, so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING.

DETACH HERE

PROXY

INTERWOVEN, INC.

Annual Meeting of Stockholders – June 5, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Martin W. Brauns and David M. Allen, and each of them, as proxies of the undersigned, with full power to appoint substitutes, and hereby authorizes each of them to represent and to vote all shares of stock of Interwoven, Inc. which the undersigned is entitled to vote, as specified on the reverse side of this card, at the Annual Meeting of Stockholders of Interwoven, Inc. (the “Meeting”) to be held on June 5, 2003 at 1:30 p.m., local time, at Interwoven’s corporate headquarters located at 803 11th Avenue, Sunnyvale, California and at any adjournment or postponement thereof.

WHEN THIS PROXY IS PROPERLY EXECUTED, THE SHARES TO WHICH THIS PROXY RELATES WILL BE VOTED AS SPECIFIED AND, IF NO SPECIFICATION IS MADE, WILL BE VOTED FOR ALL NOMINEES FOR DIRECTORS IN PROPOSAL 1 AND FOR PROPOSAL 2, AND THIS PROXY AUTHORIZES THE ABOVE DESIGNATED PROXIES TO VOTE IN THEIR DISCRETION ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF TO THE EXTENT AUTHORIZED BY RULE 14a-4(c) PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

SEE REVERSE SIDE	(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)	SEE REVERSE SIDE

DETACH HERE

☒	Please mark votes as in this example.
The Board of Directors recommends a vote FOR proposals 1 and 2.
		FOR ALL NOMINEES	WITHHELD FROM ALL NOMINEES			FOR	AGAINST	ABSTAIN

1.	Election of Directors Nominees: Martin W. Brauns and Anthony Zingale	☐	☐	2.	To ratify the selection of KPMG LLP as Interwoven’s independent accountants for the fiscal year ending December 31, 2003.	☐	☐	☐

☐				3.	To transact such other business as may properly come before the Meeting and any adjournment or postponement thereof.

(Instruction: To withhold authority to vote for any individual nominee write that nominee’s name on the space provided above.)
MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW	☐

Signature:	Date:	Signature:	Date:

Please sign exactly as your name(s) appear(s) on this Proxy. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign this Proxy. If shares of stock are held of record by a corporation, this Proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute this Proxy for a deceased stockholder should give their full title. Please date this Proxy.